Exhibit 99.1

    Arrow Electronics' Net Income Advances 59% over Prior Year; EPS Ahead of
                                   Consensus

    MELVILLE, N.Y.--(BUSINESS WIRE)--July 25, 2006--Arrow Electronics, Inc. (NYSE:ARW) today reported second quarter 2006 net income of $92.8 million ($.76 per share on both a basic and diluted basis) on sales of $3.44 billion, compared with net income of $58.4 million ($.50 and $.48 per share on a basic and diluted basis, respectively) on sales of $2.77 billion in the second quarter of 2005. The 24% increase in sales year-over-year included 14% organic growth and 10% growth as a result of acquisitions. The company's results for the second quarters of 2006 and 2005 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended June 30, 2006 would have been $94.7 million ($.78 and $.77 per share on a basic and diluted basis, respectively) and net income for the quarter ended July 1, 2005 would have been $65.4 million ($.56 and $.54 per share on a basic and diluted basis, respectively). Included in the results for the second quarter of 2006 is $3.7 million ($2.1 million net of related taxes or $.02 per share on both a basic and diluted basis) related to the expensing of stock options in accordance with the provisions of Financial Accounting Standards Board Statement No. 123 (revised 2004), "Share Based Payment" ("FASB Statement No. 123(R)"). No such charge was recorded in 2005. Wall Street consensus, as reported by First Call, was $.73 on a diluted basis.
    Operating income in the second quarter of 2006 and 2005 was $163.1 million and $118.8 million, respectively. Excluding the items impacting comparability included in the reconciliation provided under the heading "Certain Non-GAAP Financial Information", second quarter 2006 operating income would have been $166.3 million, up 35% over last year's $123.6 million. Operating income as a percentage of sales, excluding the previously mentioned items, increased by 40 basis points year-over-year.
    "We once again had an excellent quarter as our ongoing initiatives, coupled with favorable conditions in the marketplace, led to record second quarter sales and earnings in excess of our expectations. We also delivered our highest second quarter return on invested capital in ten years," said William E. Mitchell, Chairman, President and Chief Executive Officer. "We continue on our path of consistent execution with 14 consecutive quarters of year-over-year sales growth, and we are very proud of our progress in driving operational excellence into all parts of our business."
    Worldwide components sales of $2.76 billion increased 6% sequentially and 27% over last year, while operating income increased 11% sequentially and 42% over last year. Sales on a pro forma basis, including Ultra Source Technology Corp. in the second quarter of 2005, increased 20% year-over-year. "Each of our components businesses around the world achieved sequential growth and impressive year-over-year increases in sales and operating income," stated Mr. Mitchell. "In North America, sales reached their highest level since the first quarter of 2001, while we drove operating expenses as a percentage of sales down 150 basis points year-over-year. Sales in Europe reached all-time highs while improving operating income almost 60% year-over-year, and Asia/Pacific sales broke records again with significant improvements in profitability," added Mr. Mitchell.
    Worldwide computer products sales increased 17% sequentially in this seasonally strong quarter, and increased 14% year-over-year. Sales for the Enterprise Computing Solutions business on a pro forma basis, including DNSint.com AG in the second quarter of 2005, decreased 2% year-over-year. "Our enterprise computing business continued to demonstrate solid profitability and returns. Growth was driven by strong performance in storage, industry standard servers, and our European enterprise business, offset by weakness in the broad proprietary server market and software in North America," said Mr. Mitchell.
    The company's results for the second quarter of 2006 and 2005 include the items outlined below that impact their comparability:

    -- During the second quarter of 2006, the company recorded $3.1 million ($1.9 million net of related taxes or $.02 per share on both a basic and diluted basis) of restructuring charges. Included in the restructuring charges is approximately $2.4 million related to previously announced actions the company has committed to take in an ongoing effort to improve its operating efficiencies. These previously announced actions are expected to generate annual cost savings of approximately $6 million beginning in 2007. The estimated restructuring charges to be recorded over the next several quarters associated with these actions total approximately $1 million.

    -- During the second quarter of 2005, the company recorded restructuring charges related to additional actions to better optimize the use of its mainframe, reduce real estate costs, be more efficient in its distribution centers, and to be more productive in the amount of $4.8 million ($2.9 million net of related taxes or $.02 per share on both a basic and diluted basis).

    -- During the second quarter of 2005, the company repurchased, through a series of transactions, $80.8 million accreted value of its zero coupon convertible debentures due in 2021, which could have been put to the company in February 2006 ("convertible debentures"). The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $1.7 million ($1.0 million net of related taxes or $.01 per share on both a basic and diluted basis).

    -- At July 1, 2005, the company determined that an other-than-temporary decline in the fair value of an investment occurred, and, accordingly, during the second quarter of 2005, the company recorded a loss on the write-down of an investment of $3.0 million ($.03 per share on both a basic and diluted basis) in accordance with Financial Accounting Standards Board Statement No. 115 and Emerging Issues Task Force Issue No.03-1.

    "We expect the components market to return to more normal, steady conditions in the third quarter after having experienced an uptick in demand over the last few quarters. Based upon the information known to us today, we anticipate traditional seasonality for our businesses next quarter, as markets remain rational and disciplined in all of the regions in which we operate. In Asia/Pacific, we expect to see an uptick in demand in preparation for the typical holiday build. Both Europe, because of its extended holiday period, and Enterprise Computing Solutions, due to typical third quarter seasonality, are expected to see a drop off in activity levels. In North American components, fewer shipping days may cause a corresponding drop in sales," said Paul J. Reilly, Senior Vice President and Chief Financial Officer. "We believe this will result in sales between $3.275 and $3.425 billion for the upcoming quarter. We anticipate worldwide components sales between $2.67 and $ 2.77 billion and sales for worldwide computer products to be between $605 and $655 million. Earnings per share on a diluted basis, including the impact of expensing stock options in accordance with FASB Statement No. 123(R) estimated at approximately $.02 per share, are expected to be in the range of $.68 to $.72, excluding any charges. Excluding the impact of restructuring and other charges, and the expensing of stock options, diluted earnings per share for the third quarter are expected to increase 35% to 42% from last year's third quarter," added Mr. Reilly.

    SIX MONTH RESULTS

    Arrow's net income for the first six months of 2006 was $174.3 million ($1.44 and $1.42 per share on a basic and diluted basis, respectively) on sales of $6.63 billion, compared with net income of $115.6 million ($.99 and $.96 per share on a basic and diluted basis, respectively) on sales of $5.49 billion in the first six months of 2005. Included in the results for the first six months of 2006 is $6.2 million ($3.9 million net of related taxes or $.03 per share on both a basic and diluted basis) related to the expensing of stock options in accordance with the provisions of FASB Statement No. 123(R).
    Net income for the first six months of 2006 includes restructuring charges of $4.6 million ($2.8 million net of related taxes or $.02 per share on both a basic and diluted basis) related to the aforementioned actions to continue improving its operating efficiencies and a loss on prepayment of debt of $2.6 million ($1.6 million net of related taxes or $.01 per share on both a basic and diluted basis) on the redemption of the total amount outstanding of $283.2 million principal amount ($156.4 million accreted value) of its convertible debentures and on the repurchase of $4.1 million principal amount of its 7% Senior Notes due in January 2007. Excluding these items, net income would have been $178.7 million ($1.47 and $1.46 per share on a basic and diluted basis, respectively) for the first six months of 2006.
    Net income for the first six months of 2005 includes restructuring charges of $8.9 million ($5.5 million net of related taxes or $.04 and $.03 per share on a basic and diluted basis, respectively) and an acquisition indemnification credit of $1.7 million ($1.3 million net of related taxes or $.01 per share on a basic basis). Net income for the first six months of 2005 also includes a loss on prepayment of debt of $2.1 million ($1.2 million net of related taxes or $.01 per share on both a basic and diluted basis) related to the repurchase of $94.0 million accreted value of its convertible debentures and the aforementioned loss on the write-down on an investment of $3.0 million ($.03 per share on both a basic and diluted basis). Excluding these items, net income would have been $124.1 million ($1.06 and $1.03 per share on a basic and diluted basis, respectively) for the first six months of 2005.
    Arrow Electronics is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of over 270 locations in 53 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles ("GAAP"), the company provides certain non-GAAP financial information relating to operating income, net income and net income per basic and diluted share, each as adjusted for certain charges, credits and losses that the company believes impact the comparability of its results of operations. These charges, credits and losses arise out of the company's efficiency enhancement initiatives, the company's acquisitions of other companies, the prepayment of debt, and the write-down of an investment. A reconciliation of the company's non-GAAP financial information to GAAP is set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.


                        ARROW ELECTRONICS, INC.
                        EARNINGS RECONCILIATION
                 (In thousands except per share data)

                            Three Months Ended     Six Months Ended
                           --------------------  --------------------
                           June 30,    July 1,    June 30,   July 1,
                             2006        2005       2006       2005
                           ---------  ---------  ---------  ---------
Operating income, as
 reported                  $163,141   $118,758   $312,374   $227,251
 Restructuring charges        3,118      4,847      4,639      8,885
 Acquisition
  indemnification credit          -          -          -     (1,672)
                           ---------  ---------  ---------  ---------
Operating income, as
 adjusted                  $166,259   $123,605   $317,013   $234,464
                           ---------  ---------  ---------  ---------

Net income, as reported    $ 92,763   $ 58,449   $174,342   $115,640
 Restructuring charges        1,894      2,925      2,814      5,458
 Acquisition
  indemnification credit          -          -          -     (1,267)
 Loss on prepayment of debt       -      1,035      1,558      1,247
 Write-down of investment         -      3,019          -      3,019
                           ---------  ---------  ---------  ---------
Net income, as adjusted    $ 94,657   $ 65,428   $178,714   $124,097
                           ---------  ---------  ---------  ---------

Net income per basic share,
 as reported               $    .76   $    .50   $   1.44   $    .99
 Restructuring charges          .02        .02        .02        .04
 Acquisition
  indemnification credit          -          -          -       (.01)
 Loss on prepayment of debt       -        .01        .01        .01
 Write-down of investment         -        .03          -        .03
                           ---------  ---------  ---------  ---------
Net income per basic share,
 as adjusted               $    .78   $    .56   $   1.47   $   1.06
                           ---------  ---------  ---------  ---------

Net income per diluted
 share, as reported*       $    .76   $    .48   $   1.42   $    .96
 Restructuring charges          .02        .02        .02        .03
 Loss on prepayment of debt       -        .01        .01        .01
 Write-down of investment         -        .03          -        .03
                           ---------  ---------  ---------  ---------
Net income per diluted
 share, as adjusted        $    .77   $    .54   $   1.46   $   1.03
                           ---------  ---------  ---------  ---------

The sum of the components for basic and diluted net income per share, as adjusted, may not agree to the totals, as presented, due to rounding.

Effective January 1, 2006, the company adopted the provisions of Financial Accounting Standards Board Statement No. 123 (revised
2004), "Share Based Payment" ("FASB Statement No. 123(R)"). The company adopted the modified prospective transition method provided for under FASB Statement No. 123(R) and, accordingly, has not restated prior period amounts. As a result of adopting FASB Statement No. 123(R), the company recorded a charge of $3,696 ($2,131 net of related taxes or $.02 per share on both a basic and diluted basis) and $6,156 ($3,936 net of related taxes or $.03 per share on both a basic and diluted basis) for the three and six months ended June 30, 2006, respectively, related to the expensing of stock options. The pre-tax compensation expense is included in selling, general and administrative expenses.

*In computing net income per diluted share for the six months ended
 June 30, 2006, net income was increased by $524 for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the six months ended June 30, 2006 includes 937 shares related to the convertible debentures.

 In computing net income per diluted share for the three and six months ended July 1, 2005, net income was increased by $1,553 and $3,226, respectively, for interest (net of taxes) related to the convertible debentures which are dilutive common stock equivalents. In addition, the diluted average number of shares outstanding for the three and six months ended July 1, 2005 includes 5,883 shares and 6,195 shares, respectively, related to the convertible debentures.

Information Relating to Forward-Looking Statements
--------------------------------------------------

This report includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's ongoing planned implementation of its new global financial system, changes in product supply, pricing and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, and the company's ability to generate additional cash flow. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands except per share data)

                      Three Months Ended         Six Months Ended
                   ------------------------  ------------------------
                    June 30,      July 1,      June 30,     July 1,
                      2006          2005         2006         2005
                   -----------  -----------  -----------  -----------
Sales              $3,437,032   $2,767,547   $6,629,495   $5,494,418
                   -----------  -----------  -----------  -----------
Costs and expenses:
 Cost of products
  sold              2,912,608    2,326,214    5,617,528    4,620,856
 Selling, general
  and
  administrative
  expenses            346,828      304,235      672,656      613,078
 Depreciation and
  amortization         11,337       13,493       22,298       26,020
 Restructuring
  charges               3,118        4,847        4,639        8,885
 Acquisition
  indemnification
  credit                    -            -            -       (1,672)
                   -----------  -----------  -----------  -----------
                    3,273,891    2,648,789    6,317,121    5,267,167
                   -----------  -----------  -----------  -----------
Operating income      163,141      118,758      312,374      227,251
Equity in earnings
 of affiliated
 companies              1,045          562        1,990        1,640
Loss on prepayment
 of debt                    -        1,731        2,605        2,086
Write-down of
 investment                 -        3,019            -        3,019
Interest expense,
 net                   23,993       24,375       47,962       48,475
                   -----------  -----------  -----------  -----------
Income before
 income taxes and
 minority interest    140,193       90,195      263,797      175,311
Provision for
 income taxes          47,084       31,627       88,737       59,371
                   -----------  -----------  -----------  -----------
Income before
 minority interest     93,109       58,568      175,060      115,940
Minority interest         346          119          718          300
                   -----------  -----------  -----------  -----------
Net income         $   92,763   $   58,449   $  174,342   $  115,640
                   -----------  -----------  -----------  -----------
Net income per
 share:
 Basic             $      .76   $      .50   $     1.44   $      .99
                   -----------  -----------  -----------  -----------
 Diluted           $      .76   $      .48   $     1.42   $      .96
                   -----------  -----------  -----------  -----------
Average number of shares
 outstanding:
 Basic                121,820      117,009      121,213      116,604
 Diluted              122,551      124,241      123,020      124,136

This interim report is subject to independent audit at year-end.

                        ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEETS
                    (In thousands except par value)


                                               June 30,    December 31,
                                                2006          2005
                                             -----------  -----------
ASSETS
Current assets:
 Cash and cash equivalents                   $  329,849   $  580,661
 Accounts receivable, net                     2,629,110    2,316,932
 Inventories                                  1,830,840    1,494,982
 Prepaid expenses and other assets              155,498      124,899
                                             -----------  -----------
  Total current assets                        4,945,297    4,517,474
                                             -----------  -----------
Property, plant and equipment at cost:
 Land                                            42,042       41,855
 Buildings and improvements                     163,097      160,012
 Machinery and equipment                        457,540      426,239
                                             -----------  -----------
                                                662,679      628,106
 Less: accumulated depreciation and
  amortization                                 (415,058)    (392,641)
                                             -----------  -----------
  Property, plant and equipment, net            247,621      235,465
                                             -----------  -----------
Investments in affiliated companies              38,730       38,959
Cost in excess of net assets of companies
 acquired                                     1,118,242    1,053,266
Other assets                                    195,521      199,753
                                             -----------  -----------
  Total assets                               $6,545,411   $6,044,917
                                             -----------  -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Accounts payable                            $1,882,917   $1,628,568
 Accrued expenses                               470,342      434,644
 Short-term borrowings, including current
  portion of long-term debt                     320,313      268,666
                                             -----------  -----------
  Total current liabilities                   2,673,572    2,331,878
                                             -----------  -----------
Long-term debt                                  960,276    1,138,981
                                             -----------  -----------
Other liabilities                               208,177      201,172
                                             -----------  -----------
Shareholders' equity:
 Common stock, par value $1:
  Authorized - 160,000 shares in 2006 and 2005
  Issued - 122,358 and 120,286 shares in 2006
   and 2005, respectively                       122,358      120,286
 Capital in excess of par value                 927,306      861,880
 Retained earnings                            1,573,757    1,399,415
 Foreign currency translation adjustment         99,769       13,308
                                             -----------  -----------
                                              2,723,190    2,394,889
 Less: Treasury stock (235 and 272 shares in
        2006 and 2005, respectively), at cost    (6,282)      (7,278)
       Unamortized employee stock awards              -       (2,395)
       Other                                    (13,522)     (12,330)
                                             -----------  -----------
  Total shareholders' equity                  2,703,386    2,372,886
                                             -----------  -----------
  Total liabilities and shareholders' equity $6,545,411   $6,044,917
                                             -----------  -----------

This interim report is subject to independent audit at year-end.

                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                                                 Three Months Ended
                                               ----------------------
                                                June 30,    July 1,
                                                  2006        2005
                                               ----------  ----------
Cash flows from operating activities:
 Net income                                    $  92,763   $  58,449
 Adjustments to reconcile net income to net
  cash provided by (used for) operations:
   Depreciation and amortization                  11,337      13,493
   Accretion of discount on zero coupon
    convertible debentures                             -       2,598
   Amortization of deferred financing costs and
    discount on notes                                734         913
   Amortization of restricted stock and
    performance awards                             2,494         965
   Amortization of employee stock options          3,696           -
   Excess tax benefits from stock-based
    compensation arrangements                     (2,378)          -
   Equity in earnings of affiliated companies     (1,045)       (562)
   Deferred income taxes                          (1,680)      1,690
   Restructuring charges                           1,894       2,925
   Minority interest                                 346         119
   Loss on prepayment of debt                          -       1,035
   Write-down of investment                            -       3,019
   Change in assets and liabilities, net of
    effects of acquired businesses:
     Accounts receivable                        (189,937)   (155,324)
     Inventories                                (155,771)     22,736
     Prepaid expenses and other assets            (1,191)      8,626
     Accounts payable                            149,115     132,586
     Accrued expenses                            (11,299)    (26,299)
     Other                                         2,485      (3,908)
                                               ----------  ----------
 Net cash provided by (used for) operating
  activities                                     (98,437)     63,061
                                               ----------  ----------
Cash flows from investing activities:
 Acquisition of property, plant and equipment    (14,454)        494
 Cash consideration paid for acquired
  businesses                                      (1,317)     (2,461)
 Other                                             2,158       3,711
                                               ----------  ----------
 Net cash provided by (used for) investing
  activities                                     (13,613)      1,744
                                               ----------  ----------
Cash flows from financing activities:
 Change in short-term borrowings                  34,692       4,998
 Change in long-term debt                           (214)     (1,450)
 Repurchase of zero coupon convertible
  debentures                                           -     (81,173)
 Proceeds from exercise of stock options          23,021      23,618
 Excess tax benefits from stock-based
  compensation arrangements                        2,378           -
                                               ----------  ----------
 Net cash provided by (used for) financing
  activities                                      59,877     (54,007)
                                               ----------  ----------
Effect of exchange rate changes on cash            1,846      (7,573)
                                               ----------  ----------
Net increase (decrease) in cash and cash
 equivalents                                     (50,327)      3,225
Cash and cash equivalents at beginning of
 period                                          380,176     612,988
                                               ----------  ----------
Cash and cash equivalents at end of period     $ 329,849   $ 616,213
                                               ----------  ----------

This interim report is subject to independent audit at year-end.

                        ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                                  Six Months Ended
                                               ----------------------
                                                June 30,    July 1,
                                                  2006        2005
                                               ----------  ----------
Cash flows from operating activities:
 Net income                                    $ 174,342   $ 115,640
 Adjustments to reconcile net income to net
  cash provided by (used for) operations:
   Depreciation and amortization                  22,298      26,020
   Accretion of discount on zero coupon
    convertible debentures                           876       5,395
   Amortization of deferred financing costs and
    discount on notes                              1,632       1,885
   Amortization of restricted stock and
    performance awards                             4,126       3,010
   Amortization of employee stock options          6,156           -
   Excess tax benefits from stock-based
    compensation arrangements                     (6,431)          -
   Equity in earnings of affiliated companies     (1,990)     (1,640)
   Deferred income taxes                          (2,595)        705
   Restructuring charges                           2,814       5,458
   Loss on prepayment of debt                      1,558       1,247
   Minority interest                                 718         300
   Acquisition indemnification credit                  -      (1,267)
   Write-down of investment                            -       3,019
   Change in assets and liabilities, net of
    effects of acquired businesses:
     Accounts receivable                        (246,891)   (207,839)
     Inventories                                (302,379)     79,457
     Prepaid expenses and other assets           (23,162)     (6,123)
     Accounts payable                            219,761     221,484
     Accrued expenses                             14,253     (30,513)
     Other                                         4,068        (124)
                                               ----------  ----------
 Net cash provided by (used for) operating
  activities                                    (130,846)    216,114
                                               ----------  ----------
Cash flows from investing activities:
 Acquisition of property, plant and equipment    (27,540)     (4,564)
 Cash consideration paid for acquired
  businesses                                     (19,460)     (2,461)
 Purchase of short-term investments                    -    (230,456)
 Proceeds from sale of short-term investments          -     389,056
 Other                                             3,083       3,711
                                               ----------  ----------
 Net cash provided by (used for) investing
  activities                                     (43,917)    155,286
                                               ----------  ----------
Cash flows from financing activities:
 Change in short-term borrowings                  38,536       9,493
 Change in long-term debt                        (15,724)     (1,936)
 Repurchase of senior notes                       (4,268)          -
 Repurchase of zero coupon convertible
  debentures                                    (156,330)    (94,501)
 Proceeds from exercise of stock options          53,118      35,563
 Excess tax benefits from stock-based
  compensation arrangements                        6,431           -
                                               ----------  ----------
 Net cash used for financing activities          (78,237)    (51,381)
                                               ----------  ----------
Effect of exchange rate changes on cash            2,188      (9,100)
                                               ----------  ----------
Net increase (decrease) in cash and cash
 equivalents                                    (250,812)    310,919
Cash and cash equivalents at beginning of
 period                                          580,661     305,294
                                               ----------  ----------
Cash and cash equivalents at end of period     $ 329,849   $ 616,213
                                               ----------  ----------

This interim report is subject to independent audit at year-end.

                        ARROW ELECTRONICS, INC.
                          SEGMENT INFORMATION
                            (In thousands)

                      Three Months Ended         Six Months Ended
                   ------------------------  ------------------------
                    June 30,      July 1,      June 30,     July 1,
                      2006         2005         2006         2005
                   -----------  -----------  -----------  -----------

Sales:
 Components        $2,757,058   $2,169,514   $5,365,967   $4,355,891
 Computer products    679,974      598,033    1,263,528    1,138,527
                   -----------  -----------  -----------  -----------
  Consolidated     $3,437,032   $2,767,547   $6,629,495   $5,494,418
                   -----------  -----------  -----------  -----------

Operating income:
 Components        $  163,766   $  115,665   $  310,949   $  218,244
 Computer products     29,833       30,558       53,839       59,410
 Corporate (a)        (30,458)     (27,465)     (52,414)     (50,403)
                   -----------  -----------  -----------  -----------
  Consolidated     $  163,141   $  118,758   $  312,374   $  227,251
                   -----------  -----------  -----------  -----------

Effective January 1, 2006, the OEM Computing Solutions business, which was previously included in the worldwide computer products business, has been transitioned into the company's worldwide components business to further leverage customer overlap and to take advantage of greater opportunities for selling synergies. Prior period segment data has been adjusted to conform with the current period presentation.

(a)Includes restructuring charges of $3.1 million and $4.8 million for the three months ended June 30, 2006 and July 1, 2005, respectively, and $4.6 million and $8.9 million for the six months ended June 30, 2006 and July 1, 2005, respectively. Also included is an acquisition indemnification credit of $1.7 million for the six months ended July 1, 2005.

      This interim report is subject to independent audit at year-end.

    CONTACT: Ira M. Birns, 631-847-1657
             Vice President & Treasurer
             or
             Paul J. Reilly, 631-847-1872
             Senior Vice President & Chief Financial Officer or
             Media Contact:
             Jacqueline F. Strayer, 631-847-2101
             Vice President, Corporate Communications